UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 3, 2010

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2010, the Company entered into an employment agreement (the “Agreement”) with Charles T. Bernhardt, our Chief Financial Officer and Chief Accounting Officer since January 2009. The Agreement expires on December 31, 2011, unless sooner terminated for cause, death or disability, or upon 30 days prior written notice by Mr. Bernhardt. The Agreement automatically renews for additional one year periods unless the Company or Mr. Bernhard provide notice of nonrenewal at least 120 days prior to the end of the then current term. Mr. Bernhard’s base annual salary is $200,000 and is subject to annual cost of living increases. He also is entitled to an annual performance bonus of up to 25% at the discretion of the Compensation Committee. The Agreement provides that Mr. Bernhardt be paid a base salary and benefits through the last day of the then term of the Agreement if he is terminated without “cause”, as that term is defined in Agreement. In addition, should Mr. Bernhardt terminate the Agreement or the Agreement be terminated due to his death or disability, the Agreement provides that he be paid a base salary and benefits through the last day of the month in which the termination occurred and for an additional twelve month period. In the event of a change of control of the Company, the term of the Agreement automatically is extended an additional three years. Further, pursuant to the Agreement, the Company is issuing to Mr. Bernhardt non-qualified stock options to purchase 100,000 shares of the Company’s common stock, exercisable over a ten year period at an exercise price equal to 110% of the closing price of the Company’s common stock on the NYSE Amex.

On December 3, 2010, the Company’s Board of Directors approved the recommendations of the Compensation Committee and awarded a deferred bonus to Thomas K. Equels, the Company’s Executive Vice Chairman of the Board, General Counsel and Secretary, for his services as legal counsel to the Company from 2008 to June 2010, when he became an employee of the Company, in the amount of $150,000. In recommending this bonus, the Compensation Committee cited among his many accomplishments Mr. Equels’ successfully obtaining a judgment in Federal District Court of approximately $188 million against JCI/Bioclones and his instrumental involvement in settling the Class Action Security litigation suit for an amount covered by the Directors and Officers Insurance, including legal fees.

Item 9.01.        Financial Statements and Exhibits.
(c) Exhibits:

10.1	Charles T. Bernhardt Employment Agreement (dated December 3, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

December 8, 2010	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer